Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on F-3 (333-277351), and F-6 (333-220966), of our report dated August 14, 2025, relating to the consolidated financial statements of Akso Health Group and subsidiaries and the effectiveness of Akso Health Group and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended March 31, 2025.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, critical accounting matter regarding business combination and valuation of intangible assets, and impairment on acquired intangible assets and goodwill.

We also consent to the reference to our firm under the heading “Experts” in these Registration Statements.

/s/ OneStop Assurance PAC

Singapore

August 14, 2025